Filed Pursuant to Rule 424(b)(5)
Registration No. 333-279146

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 5, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 6, 2024)

$

Hasbro, Inc.

   % Notes due 20

Hasbro, Inc. (“Hasbro,” the “Company,” “we” or “us”) is offering $     aggregate principal amount of our     % notes due 20     (the “notes”). We will pay interest on the notes on      and      of each year, beginning     , 2026. The notes will mature on     , 20    .

We may redeem, at our option, some or all of the notes at any time at the redemption price for the notes described in this prospectus supplement.

We intend to use these net proceeds for general corporate purposes, including, together with cash on hand, to redeem or repay our outstanding 3.55% notes due 2026 (the “2026 Notes”) at or before maturity. See “Use of Proceeds.”

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness from time to time outstanding. The notes will be structurally subordinated to all obligations of our subsidiaries. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or for quotation on any automated quotation system.

For a more detailed description of the notes, see “Description of the Notes,” beginning on page S-10 of this prospectus supplement.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount(2)		%	$
Proceeds, before expenses, to Hasbro		%	$

(1)	Plus accrued interest from , 2026, if settlement occurs after that date.
(2)	See “Underwriting” for additional information regarding underwriter compensation.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about     , 2026.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Citigroup	Scotiabank

The date of this prospectus supplement is    , 2026.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. We do not take responsibility for any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor does this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference, or any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus or an applicable free writing prospectus is delivered or securities are sold at a later date. Our business, financial condition and results of operations may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or the context otherwise requires, in this prospectus supplement references to “Hasbro,” the “Company,” “we” or “us” and similar references refer to Hasbro, Inc. and its subsidiaries. References to “this offering” refer to this offering of notes pursuant to this prospectus supplement and the accompanying prospectus. Capitalized names of brands and products are service marks, trademarks or trade names of Hasbro or other persons.

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and the notes offered hereby. The second part is the prospectus, which describes more general information about us and our debt securities we may offer from time to time, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein and therein. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

We disclaim any responsibility to advise prospective purchasers regarding any legal, tax or business considerations that may affect the purchase or holding of, or the receipt of payments on, the notes offered hereby. You should consult your own legal, tax and business advisors regarding an investment in the notes.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” may relate to matters such as: our business and marketing strategies; anticipated financial performance or business prospects in future periods; relationships with business partners, licensees, licensors, customers, suppliers and employees; purchasing patterns of our customers and consumers; expected technological and product developments; the potential impact of the use of artificial intelligence in our and our competitors’ products and in our operations; the expected timing for new product introductions or our expectations concerning the future acceptance of products by customers; the development and timing of planned digital gaming products, consumer products and entertainment releases; marketing and promotional efforts; research and development activities; potential impact of current, potential, reciprocal and retaliatory tariffs; management of supply and inventory; expectations related to our manufacturing; impact of public health conditions; adequacy of our properties; expected benefits and cost-savings resulting from the Company’s transformation efforts; expected benefits and cost-savings from certain restructuring actions; the timing and impact of moving the Company’s Rhode Island operations to Boston, MA; capital expenditures; working capital; liquidity; timing of and amount of repayment of indebtedness; capital allocation strategy, including plans for dividends and share and debt repurchases; and other financial, tax, accounting and similar matters. Forward-looking statements are inherently subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “looking forward,” “may,” “planned,” “potential,” “should,” “will” and “would” or any variations of words with similar meanings.

We note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed or anticipated herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include, among others:

•	our ability to successfully implement and execute on our Playing to Win business strategy;

•	our ability to successfully compete in the play industry and further develop our digital gaming, licensing and consumer products businesses and partnerships;

•

risks associated with the imposition, threat or uncertainty of tariffs, including the impact of reciprocal or retaliatory tariffs, in markets in which we operate which could increase our product costs and other costs of doing business, result in higher prices of our products, impact consumer spending, lower our revenues, result in delays or reductions in purchases from our customers, result in goodwill impairments, reduce earnings and otherwise have an adverse impact on our business;

•

risks associated with international operations, such as: the imposition or threat of tariffs; conflict in territories in which we operate or which affect areas in which we operate; currency conversion; currency fluctuations; quotas; shipping delays or difficulties; border adjustment taxes or other protectionist measures; and other challenges in the territories in which we operate;

•

risks related to political, economic and public health conditions or regulatory changes in the markets in which we and our customers, partners, licensees, suppliers and manufacturers operate, such as inflation, fluctuating interest rates, tariffs, higher commodity prices, labor strikes, labor costs or transportation costs, or outbreaks of illness or disease, the occurrence of which could create work slowdowns, delays or shortages in production or shipment of products, increases in costs, reduced purchasing power or less discretionary income, or losses and delays in revenue and earnings;

•

uncertain and unpredictable global and regional economic conditions impacting one or more of the markets in which we sell products, which can negatively impact our customers and consumers and result in lower employment levels, consumer disposable income, retailer inventories and spending, including lower spending on purchases of our products;

S-iii

•

our ability to transform our business and capabilities to address the changing global consumer landscape, including evolving demographics for our products and advancements in emerging technologies, such as the integration of artificial intelligence into our product development, marketing strategies and consumer engagement, and the associated risks such as competition, ethical concerns, evolving regulatory standards, implementation challenges and third-party dependencies on such technologies;

•	our ability to design, develop, manufacture and ship products on a timely, cost-effective and profitable basis;

•	the concentration of our customers, potentially increasing the negative impact to our business of difficulties experienced by any of our customers or changes in their purchasing or selling patterns;

•

our dependence on third-party relationships, including with third-party partners, manufacturers, distributors, studios, content producers, licensors, licensees and outsourcers, which creates reliance on others and loss of control;

•

risks relating to the concentration of manufacturing for many of our products in the People’s Republic of China, which include the risks associated with increased tariffs imposed on trade between China and the U.S., and our ability to successfully diversify sourcing of our products to reduce reliance on sources of supply in China;

•

the success of our key partner brands, including the ability to secure, maintain and extend agreements with our key partners or the risk of delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives;

•	our ability to attract and retain talented and diverse employees;

•

challenges and disruptions arising from the loss of skills, knowledge or expertise, and from uncertainty regarding the continued employment of key personnel, particularly as a result of recent workforce reductions and the planned relocation of our Rhode Island operations to Boston, Massachusetts;

•	our ability to realize the benefits of cost-savings and efficiency and/or revenue and operating profit enhancing initiatives;

•	risks relating to the impairment and/or write-offs related to businesses, products and/or content we acquire and/or produce;

•	the risk that acquisitions, dispositions and other investments we complete may not provide us with the benefits we expect, or the realization of such benefits may be significantly delayed or reduced;

•

our ability to protect our assets and intellectual property, including as a result of infringement, theft, misappropriation, cyber-attacks or other acts compromising the integrity of our assets or intellectual property;

•	fluctuations in our business due to seasonality;

•	the risk of product recalls or product liability suits and costs associated with product safety regulations;

•	the impact of litigation or arbitration decisions or settlement actions;

•	the bankruptcy or other lack of success of one or more of our significant retailers, licensees and other partners; and

•	other risks and uncertainties as may be detailed in our public announcements and SEC filings.

These factors and the other risk factors described in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also

S-iv

could harm our results. Consequently, we cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. You should carefully read the section entitled “Risk Factors” in this prospectus supplement, as well as such section included in our most recent Annual Report on Form 10-K, which are incorporated into this prospectus supplement by reference and may be updated and modified periodically in our reports filed with the SEC and incorporated into this prospectus supplement by reference. See “Where You Can Find More Information” and “Incorporation of Certain Information By Reference” for more information on these reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

S-v

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources they believe to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data, and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

S-vi

SUMMARY

This summary highlights certain information about this offering and our business. This is a summary of information contained elsewhere in this prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein, and does not contain all of the information that you should consider before investing in the notes. For a more complete understanding of the Company and this offering, you should read this entire prospectus supplement, including the section entitled “Risk Factors,” the accompanying prospectus and all documents incorporated by reference herein or therein.

Hasbro, Inc.

Hasbro, Inc. is a leading game, intellectual property and toy company whose mission is to create joy and community through the magic of play. With over 100 years of expertise, we deliver play experiences to kids, families and fans around the world, through physical and digital games, video games, toys, licensed consumer products, location-based entertainment, film, TV and more.

Through our franchise-first approach, we unlock value from both new and legacy intellectual property, including MAGIC: THE GATHERING, MONOPOLY, HASBRO GAMES, PLAY-DOH, TRANSFORMERS, DUNGEONS & DRAGONS, NERF and PEPPA PIG, as well as premier partner brands. Powered by our portfolio of iconic brands and a diversified network of partners and subsidiary studios, we bring fans together wherever they are, from tabletop to screen.

For more than a decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media, a 2025 JUST Capital Industry Leader, one of the 50 Most Community-Minded Companies in the U.S. by the Civic 50 and a Brand that Matters by Fast Company.

Our principal executive offices are located at 1027 Newport Avenue, Pawtucket, Rhode Island 02861, and our telephone number is (401) 431-8697.

THE OFFERING

The following contains summary information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Hasbro, Inc., a Rhode Island corporation.

Securities Offered	$ initial aggregate principal amount of % notes due 20 .

Maturity Date	The notes will mature on , 20 .

Interest	Interest on the notes will accrue from , 2026, payable semi-annually in arrears at a rate of % per annum on and of each year, commencing on , 2026.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount but not estimated offering expenses, will be approximately $ . We intend to use these net proceeds for general corporate purposes, including, together with cash on hand, to redeem or repay the outstanding 2026 Notes at or before maturity. See “Use of Proceeds.”

Optional Redemption	Prior to the Par Call Date (as defined in “Description of the Notes”), the notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date), discounted to the date of redemption (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in “Description of the Notes”), plus    basis points.

In addition, on and after the Par Call Date, the notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

We will also pay the accrued and unpaid interest to, but not including, the redemption date on any notes that we redeem. See “Description of the Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of the Notes—Repurchase Upon Change of Control

Repurchase Event”), we will be required, unless we have exercised our right to redeem all of the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date.

Certain Covenants	The indenture contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur certain debt secured by liens;

•	engage in certain sale and leaseback transactions; and

•	consolidate, merge or sell, convey or lease all or substantially all of our property.

These covenants are subject to important qualifications and exceptions as described under “Description of the Notes—Certain Covenants of the Company.”

Ranking	The notes will be our senior unsecured obligations and will rank equal in right of payment with our other senior unsecured debt from time to time outstanding. The notes will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. As of December 28, 2025, we had approximately $3,281.9 million in principal amount of long-term indebtedness outstanding on a consolidated basis, all of which was senior unsecured indebtedness. A significant portion of our consolidated liabilities, including trade and other liabilities, are liabilities of our subsidiaries.

Additional Issues	We may from time to time, without notice to or the consent of the holders of the notes offered hereby, create and issue additional notes having the same terms (except for the issue date and, in some cases, the public offering price and the amount and date of the first interest payment) and ranking equally and ratably with the notes offered hereby. Any such additional notes issued in this manner will form a single series of notes under the indenture with the notes offered hereby, except that any additional notes will not be issued with the same CUSIP number as the existing notes unless such additional notes are fungible with the existing notes for U.S. federal income tax purposes.

Denomination and Form

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A. and Euroclear Bank SA/NV will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Material U.S. Federal Income Tax Considerations	The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes are described in “Material U.S. Federal Income Tax Considerations” included in this prospectus supplement.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein for a description of certain risks you should consider before investing in the notes.

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.

Listing	The notes will not be listed on any exchange or quoted on any automated dealer quotation system.

RISK FACTORS

You should carefully consider the following risks, along with all of the risks and other information provided or referred to in this prospectus supplement and the documents incorporated by reference herein, including our Annual Report on Form 10-K as of and for the year ended December 28, 2025, before making an investment decision. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations, financial condition and results of operations. The trading price of the notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Notes

The notes are effectively subordinated to any future secured debt we incur, as well as any existing and future liabilities of our subsidiaries.

The notes are our senior unsecured obligations and will rank equal in right of payment with our other senior unsecured debt from time to time outstanding. The notes are not secured by any of our assets. Unless the notes are equally and ratably secured in accordance with the indenture, any future claims of secured lenders with respect to assets securing their debt will be prior to any claim of the holders of the notes with respect to those assets. Although the indenture contains certain limitations on our ability to incur secured debt, it nevertheless permits us to incur a significant amount of secured debt. See “Description of the Notes—Restrictions on Secured Debt.”

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries held by creditors of those subsidiaries and any indebtedness of our subsidiaries that is senior to that held by us. A significant portion of our consolidated liabilities, including trade and other liabilities, are liabilities of our subsidiaries.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of the term “Change of Control Repurchase Event” as described under “Description of the Notes—Repurchase upon Change of Control Repurchase Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of the notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Repurchase Event, we would not be required to offer to repurchase the notes prior to their maturity.

Furthermore, the indenture does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur unsecured indebtedness, including unsecured indebtedness that is equal in right of payment with the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore effectively rank senior to the notes with respect to the assets of those subsidiaries;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•

restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock, the notes or other securities, including securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating. No report of any credit agency is part of, or incorporated by reference in, this prospectus supplement.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange or otherwise. While certain of the underwriters of the notes have advised us that they intend to make a market in the notes, such underwriters will not be obligated to do so and may stop their market-making at any time. We cannot assure you:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of the Notes”), unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a Change of Control Repurchase Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase Upon Change of Control Repurchase Event.”

USE OF PROCEEDS

We expect the net proceeds from the sale of notes in this offering to be approximately $    million, after deducting the underwriting discount but not our estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, including, together with cash on hand, to redeem or repay the 2026 Notes at or before maturity, of which $497.0 million aggregate principal amount is currently outstanding. Pending any such application of the net proceeds, we expect to invest such net proceeds in high-quality, short-term debt securities.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents, short-term investments and capitalization (including short-term debt) as of December 28, 2025 (a) on an actual basis and (b) on an as adjusted basis to give effect to this offering and the use of proceeds from this offering, together with cash on hand, to redeem or repay all of the outstanding 2026 Notes at or before maturity.

The following data are qualified in their entirety by Hasbro’s financial statements incorporated by reference herein. You should read this table in conjunction with “Risk Factors” and “Use of Proceeds.”

	At December 28, 2025
	(in $ millions) (unaudited)
	Actual	As Adjusted
Cash and cash equivalents	$776.6	$
Short-term investments	105.4		105.4
Short-term debt(1):
Short-term borrowings	—		—
3.55% Notes due 2026	497.0
Long-term debt:
Revolving credit facility(2)	—		—
3.90% Notes due 2029	900.0		900.0
6.05% Notes due 2034	500.0		500.0
6.35% Notes due 2040	500.0		500.0
3.50% Notes due 2027	475.0		475.0
5.10% Notes due 2044	300.0		300.0
6.60% Debentures due 2028	109.9		109.9
Notes offered hereby	—
Other	(17.0)

Total debt	3,264.9
Total shareholders’ equity	565.5		565.5

Total capitalization	$3,830.4	$

__________________

(1)	Short-term debt includes current portion of long-term debt.
(2)	As of December 28, 2025, we had no borrowings outstanding under our revolving credit facility. However, we had letters of credit outstanding under this facility of approximately $3.3 million.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made. The following description is a summary, and does not describe every aspect of the notes and the indenture. The following description is subject to, and qualified in its entirety by, all of the provisions of the indenture, including definitions of certain terms used in the indenture. We urge you to read the indenture and the notes because they define your rights as a holder of the notes. References to “we,” “us” and “our” in this section refer only to Hasbro, Inc., the issuer of the notes, and not to its subsidiaries.

General

We will issue $    initial aggregate principal amount of    % notes due 20    (the “notes”). The notes will be issued under an indenture dated as of March 15, 2000, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of Nova Scotia Trust Company of New York (the “base trustee”), as supplemented and amended by an eighth supplemental indenture by and among us, the base trustee and U.S. Bank Trust Company, National Association, as series trustee (the “trustee”). In this section, unless otherwise stated or the context otherwise requires, references to the “indenture” refer to the indenture, as supplemented by the eighth supplemental indenture.

The notes will be our senior unsecured obligations and will rank equal in right of payment with our other senior unsecured debt from time to time outstanding and will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness. The notes will be structurally subordinated to all liabilities of our subsidiaries, including claims with respect to trade payables. We conduct many of our operations through our subsidiaries. Our right as an equity holder to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of the notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will effectively be behind the claims of these creditors with respect to assets of those subsidiaries, and our claims as a creditor may nonetheless be junior to the claims of these other creditors. See “Risk Factors—Risks Related to the Notes—The notes are effectively subordinated to any future secured debt we incur, as well as any existing and future liabilities of our subsidiaries.” As of December 28, 2025, we had approximately $3,281.9 million in principal amount of long-term indebtedness outstanding on a consolidated basis, all of which was senior unsecured indebtedness. A significant portion of our consolidated liabilities, including trade and other liabilities, are liabilities of our subsidiaries.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes offered hereby, create and issue additional notes having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with the notes offered hereby. Any such additional notes issued in this manner will form a single series of notes under the indenture with the notes offered hereby, except that any additional notes will not be issued with the same CUSIP number as the existing notes unless such additional notes are fungible with the existing notes for U.S. federal income tax purposes.

The notes will be issued only in fully registered form without coupons and in denominations of $2,000 or any whole multiple of $1,000 above that amount.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry Delivery and Settlement,” the notes will not be issuable in certificated form.

Principal Amount, Maturity and Interest

The notes will initially be limited to $     in aggregate principal amount and will mature on    , 20   . The notes will bear interest at the rate of    % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the notes semi-annually in arrears on      and      of each year, commencing on   , 2026, to the holders of record at the close of business on the preceding     and    , respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date, the maturity date, any redemption date or any earlier required repurchase date with respect to the notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, maturity date, redemption date or repurchase date, as the case may be, to the date the payment is made.

Optional Redemption

Prior to     , 20    (the date that is     months prior to the maturity of the notes) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus        basis points less (b) interest accrued to the date of redemption, and

(ii) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (i) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (ii) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (iii) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

We shall calculate the redemption price, and neither the trustee nor the paying agent shall have any obligation or duty to calculate or verify the redemption price. Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Any redemption or notice thereof may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition precedent and, if applicable, shall state that, at our discretion, the redemption date may be delayed until such time as any or all such conditions precedent shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time by us if we determine in our sole discretion that any or all of such conditions precedent will not be satisfied (or waived). For the avoidance of doubt, if any redemption date shall be delayed as contemplated by this paragraph and the terms of the applicable notice of redemption, such redemption date as so delayed may occur, subject to the applicable procedures of DTC, at any time after the original redemption date set forth in the applicable notice of redemption and after the satisfaction (or waiver) of any applicable conditions precedent, including, without limitation, on a date that is less than 10 days after the original redemption date or more than 60 days after the applicable notice of redemption. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Sinking Fund

The notes will not be entitled to any sinking fund.

Repurchase upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control (whether or not a Below Investment Grade Rating Event has occurred), we will mail (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and upon a written order from the Company, the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a change of control offer as described above and we, or any third party making such an offer in lieu of us as described above, purchase all of the notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the offer described above, to redeem all notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the price paid to holders on the Change of Control Payment Date plus accrued and unpaid interest to, but excluding, the Second Change of Control Payment Date.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade by all the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the notes are rated Investment Grade by at least one of such Rating Agencies and are not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event ) if any of the Rating Agencies making the reduction in rating that would otherwise be recognized by this definition does not announce or publicly confirm or inform us that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares; provided that this clause shall not apply (a) to a merger or consolidation if (i) the sole purpose of such merger or consolidation is our reincorporation in another state and (ii) our shareholders and the number of shares of our Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical or (b) to a merger or consolidation of us with or into a (i) person or (ii) wholly-owned subsidiary of a person, that, in either case, immediately following such merger or consolidation, has no “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) that beneficially owns 50% or more of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Certain Covenants of the Company

Certain Definitions

For purposes of the following discussion, the following definitions are applicable.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value of the obligation of the lessee for rental payments (excluding certain amounts described in the indenture) during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The present value will be discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by our Board of Directors.

“Consolidated Net Tangible Assets” means, as determined at any time, the aggregate amount of assets included on our consolidated balance sheet, less applicable reserves, after deducting therefrom:

•	all current liabilities of us and our Subsidiaries, which includes current maturities of long-term indebtedness, and

•	the total of the net book values of all assets of us and our Subsidiaries properly classified as intangible assets under U.S. generally accepted accounting principles,

in each case, as of the end of the last fiscal quarter for which internal financial information is available at the time of the calculation and after giving pro forma effect to any investments, acquisitions or dispositions occurring subsequent to such date, as well as any transaction giving rise to the need to calculate Consolidated Net Tangible Assets (including the application of the proceeds therefrom, as applicable).

“Funded Debt” means all indebtedness which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with generally accepted accounting principles, on our balance sheet as long-term debt.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility or other like depreciable physical asset of us or of any Subsidiary, whether owned at or acquired after the date of the indenture, having a net book value at the time of the determination in excess of the greater of 5% of Consolidated Net Tangible Assets and $150 million. This definition excludes, in each case, any of the above which in the good faith opinion of our Board of Directors is not of material importance to the total business conducted by us and our Subsidiaries as a whole. As of the date of this prospectus supplement none of our assets constitute Principal Property as defined above.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing or use by us or any Subsidiary of any Principal Property (other than any arrangement among us and our Subsidiaries), whether owned at the date of the indenture or thereafter acquired, excluding temporary leases of a term, including any renewal period, of not more than three years, which Principal Property has been or is to be sold or transferred by us or a Subsidiary to a person with an intention of taking back a lease of the property.

“Secured Debt” means indebtedness, other than indebtedness among us and our Subsidiaries, for money borrowed by us or a Subsidiary which is secured by a mortgage, security interest, pledge, lien or other encumbrance on:

•	any Principal Property, or

•	any shares of stock or evidences of indebtedness of a Subsidiary.

If any amount of indebtedness among us and our Subsidiaries that is secured by any of these assets is transferred in any manner to any person other than us or a Subsidiary, this amount shall be deemed to be Secured Debt issued on the date of transfer.

“Subsidiary” means any corporation of which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own a majority of the outstanding voting securities having voting power, under ordinary circumstances, to elect the directors of the corporation.

Restrictions on Secured Debt

If we or our Subsidiaries create, incur, assume or guarantee any Secured Debt, we must secure the notes equally and ratably with or, at our option, prior to, the incurrence, assumption or guarantee of that Secured Debt. The foregoing restrictions are not applicable to:

•	any security interest existing on the issue date of the notes;

•	any security interest securing the notes;

•

any security interest on current assets (as determined by reference to those assets classified as current on our most recently available consolidated balance sheet) securing indebtedness incurred to finance working capital requirements, provided, however, that the indebtedness secured by such security interest does not mature later than 270 days from the date incurred;

•

any security interest on any property, plant or equipment acquired by us or a Subsidiary (including through merger or consolidation) and created within 270 days after the acquisition thereof to secure or provide for the payment of all or any part of the purchase price of the property;

•

any security interest on any property, plant or equipment improved or constructed by us or a Subsidiary and created within 270 days after the later of the commencement of operations of such property, plant or equipment and the completion of such construction or any repairs, additions or other improvements thereon, to secure or provide for the payment of all or any part of the cost of such construction or repairs, additions or other improvements;

•	any security interest existing on property at the time of acquisition thereof by us or a Subsidiary (including through merger or consolidation);

•	any security interest in respect of Sale and Leaseback Transactions permitted under the second bullet point under the covenant described in “Restrictions on Sale and Leaseback Transactions”;

•

any security interest existing on the property, shares or indebtedness of a corporation at the time it becomes a Subsidiary, but not created in anticipation of the transaction in which the corporation becomes a Subsidiary;

•

any security interest on the property, shares or indebtedness of a corporation existing at the time the corporation is merged or consolidated with us or a Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of a corporation to us or a Subsidiary, but not created in anticipation of any such transaction;

•	any security interest in favor of us or any of our Subsidiaries;

•

any security interest in favor of any U.S. or foreign government or governmental body to secure payments of any amounts owed under contract or statute or to secure indebtedness incurred for the purpose of financing the purchase price or cost of construction;

•	any security interest resulting from the deposit of funds in trust for the purpose of defeasance or satisfaction and discharge of debt securities of us or our Subsidiaries; or

•

any extensions, renewals or replacements of any of the security interests referred to above, provided that the amount of Secured Debt to be secured in such extension, renewal or replacement shall not exceed the sum of (i) the outstanding principal amount at the time of such extension, renewal or replacement and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such extension, renewal or replacement. The extension, renewal or replacement of such security interest shall be limited to the assets which secured the security interest so extended, renewed or replaced (including any improvements on such assets).

Notwithstanding the above restriction, we and any one or more Subsidiaries may create, incur, assume or guarantee Secured Debt without equally and ratably securing the notes to the extent that the sum of:

•	the amount of all Secured Debt then outstanding, other than Secured Debt referred to in the bullet points in the immediately preceding paragraph, plus

•

the amount of Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions permitted under either of the first two bullet points in the immediately succeeding paragraph, does not at the time exceed the greater of 15% of our Consolidated Net Tangible Assets and $460 million.

Restrictions on Sale and Leaseback Transactions

We or any Subsidiary may not enter into a Sale and Leaseback Transactions unless:

•

at the effective time of the Sale and Leaseback Transaction, we or the Subsidiary would be entitled, without equally and ratably securing the notes, to incur Secured Debt secured by a mortgage or security interest on the Principal Property to be leased pursuant to the covenant described in the “Restrictions on Secured Debt” section above (other than pursuant to the provisions of such covenant described in the seventh bullet point or last paragraph of such section);

•

we shall apply an amount equal to net proceeds from the Sale and Leaseback Transaction, within 180 days after the effective date of the Sale and Leaseback Transaction, (a) to the prepayment or retirement of senior debt securities or other indebtedness for borrowed money which was recorded as Funded Debt of us and our Subsidiaries as of the date of its creation and which, in the case of such indebtedness of the Company, is not subordinate and junior in right of payment to the prior payment of the notes or (b) to the prepayment or retirement of any mortgage, lien or other security interest in the Principal Property existing prior to the Sale and Leaseback Transaction. The aggregate principal amount of the senior debt securities under the indenture or other senior indebtedness required to be so retired will be reduced by the aggregate principal amount of:

•	any senior debt securities issued under the indenture delivered within 180 days after the effective date of the Sale and Leaseback Transaction to the trustee for retirement, and

•	indebtedness other than senior debt securities issued under the indenture retired by us or a Subsidiary within 180 days after the effective date of the Sale and Leaseback Transaction; or

•

at the effective time of the Sale and Leaseback Transaction, we or the Subsidiary would be entitled, without equally and ratably securing the notes, to incur Secured Debt in an amount at least equal to the Attributable Debt in respect of such Sale or Leaseback Transaction pursuant to the provisions of the covenant described in the last paragraph of the “Restrictions on Secured Debt” section above.

Consolidation, Merger, Sale or Conveyance

We have the ability to merge or consolidate with, or sell, convey or lease all or substantially all of our property, to another corporation or entity, provided that:

•	the corporation or entity (if other than us) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (any such person, the “Successor Company”);

•	such corporation or other entity assumes by a supplemental indenture all of our obligations under the indenture and the notes;

•	no event of default would occur; and

•

we deliver or cause to be delivered to the trustee an officers’ certificate and an opinion of counsel, each to the effect that such merger, consolidation, sale, conveyance, or lease complies with the indenture, and an opinion of counsel stating that the notes and the indenture constitute valid and legally binding obligations of us or the Successor Company, as applicable, subject to customary exceptions.

Events of Default

The following are “events of default” with respect to the notes:

•	we fail to pay the principal on any of the notes when due;

•	we fail to pay interest on any of the notes when due and our failure continues for 30 days;

•	we fail to observe or perform any other covenant under the indenture, and our failure continues for 90 days after receipt of written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization involving us or a Significant Subsidiary;

•	acceleration of indebtedness of us or a Significant Subsidiary aggregating more than $150.0 million; and

•

final and non-appealable judgments or orders to pay against us or a Significant Subsidiary, in the aggregate at any one time, of more than $150.0 million, rendered by a court of competent jurisdiction, continued for 90 days during which execution shall not be effectively stayed or bonded, without discharge or reduction to $150.0 million or less.

As used above, the term “Significant Subsidiary” has the meaning ascribed to it in Regulation S-X under the Securities Act, as in effect on June 1, 1998.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the notes due and payable immediately by a notice in writing to us, and to the trustee if given by holders. No notice is required in the event of a bankruptcy, insolvency or reorganization involving us or a Significant Subsidiary.

A holder of notes will only have the right to institute a proceeding under the senior indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request;

•	these holders have offered security and/or indemnity satisfactory to the trustee to institute proceedings as trustee;

•	the trustee does not institute a proceeding within 60 days; and

•	the trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding notes during that 60-day period.

Waiver, Modifications and Amendment

In addition to the waiver, modification and amendment provisions described under “Description of Debt Securities—Waiver, Modifications and Amendment” in the accompanying prospectus and set forth in the indenture, the indenture will provide that we and the trustee may, without the consent of the holders, supplement or amend the indenture for the following purposes:

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

•	to conform the provisions of the indenture to any provision of this “Description of the Notes” section in this prospectus supplement, as set forth in an officers’ certificate.

Satisfaction and Discharge

The indenture will cease to be of further effect with respect to the notes if (a) either (i) we have delivered to the trustee for cancellation all notes (with certain limited exceptions) or (ii) all notes not theretofore delivered to the trustee for cancellation have become due and payable, or are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust for such purpose, money or U.S. Government obligations or a combination thereof in such amounts as will be sufficient to pay the principal, interest and premium, if any, on the notes to the maturity date or redemption date, as the case may be, (b) we have paid all other sums payable under the indenture by us and (c) we have delivered to the trustee an opinion of counsel and officers’ certificate, each stating that the foregoing conditions have been complied with.

Defeasance

We may elect under certain conditions either (a) to defease and be discharged from any and all obligations with respect to the notes (subject to certain exceptions, including obligations to register the transfer or exchange of the notes and to replace mutilated, destroyed, lost or stolen notes) (“legal defeasance”) or (b) to be released from our obligations with respect to the notes under the covenants described under “ —Certain Covenants of the Company—Restrictions on Secured Debt,” “ —Certain Covenants of the Company—Restrictions on Sale and

Leaseback Transactions” and “ —Consolidation, Merger, Sale or Conveyance” (“covenant defeasance”), in each case, upon the irrevocable deposit with the trustee, in trust for such purpose, money or U.S. Government obligations or a combination thereof in such amounts as will be sufficient to pay the principal, interest and premium, if any, on the notes on the scheduled due dates therefor.

Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that (i) the holders of the notes will not recognize income, gain or loss, for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred and (ii) if the deposit referred to above shall include U.S. Government obligations, such deposit shall not result in us, the trustee or such trust being regulated as an “investment company,” under the Investment Company Act of 1940, as amended.

Governing Law; Jury Trial Waiver

The indenture will be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof. The indenture provides that we and the trustee irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or any transaction contemplated thereby.

Concerning the Trustee

The trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee shall not be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any Change of Control or Change of Control Repurchase Event has occurred.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC (in the United States), Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company formed for the purpose of holding securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in participants’ accounts.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

Access to the DTC system is also available to other entities such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC participants.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC. We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of these interests in the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to interests of direct participants, or by direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form.

Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, which in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Except as described above, owners of beneficial interests in a global note will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes, including for receiving payments and notices. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a DTC participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee nor any of our or the trustee’s agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any DTC participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s or any DTC participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of DTC’s participants.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. DTC has advised us that its current practice, upon receipt of any payment in respect of securities, such as the notes, is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants and will not be our responsibility or the responsibility of DTC or the trustee. Neither we nor the trustee will be liable for any delay by DTC or any DTC participant in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Transfers between DTC participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between Clearstream or Euroclear participants will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC participants, on the one hand, and Clearstream or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Clearstream or Euroclear, as the case may be; however, such cross-market transactions will require delivery of instructions to Clearstream or Euroclear, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within its established deadlines (European time) of such system. Clearstream or Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to the depositaries of Clearstream or Euroclear. DTC has previously advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more DTC participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such notes to the DTC participants.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes in registered form and approved denominations to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as depositary;

•	an event of default has occurred and is continuing and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. This summary only applies to investors that will hold their notes as capital assets and purchase their notes for cash upon initial issuance at the issue price (the first price at which a substantial amount of notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws or the Medicare tax on net investment income) or any foreign, state or local tax considerations. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances (e.g., financial institutions, insurance companies, expatriates, broker-dealers, traders in securities, tax-exempt entities, real estate investment trusts or regulated investment companies, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, partnerships or other pass-through entities for U.S. federal income tax purposes, persons subject to alternative minimum tax, or U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

For purposes of this summary, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A beneficial owner of a note that is neither an entity treated as a partnership for U.S. federal income tax purposes nor a U.S. holder is referred to herein as a “non-U.S. holder.”

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

If you are considering a purchase of the notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Additional Payments

In certain circumstances, we may be obligated to pay amounts in excess of principal plus stated interest on the notes. See “Description of the Notes—Repurchase upon Change of Control Repurchase Event.” These potential payments may implicate the provisions of U.S. Treasury regulations relating to contingent payment debt instruments. Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are considered “remote” or “incidental” or if it is significantly more likely than not that the issuer will not be required to pay such excess amounts on the notes. We believe and intend to take the position that the notes should not be treated as contingent payment debt instruments under the applicable U.S. Treasury regulations. This position is binding on all holders unless the holder discloses its differing position in the manner required by applicable U.S. Treasury regulations. If, notwithstanding our view, the notes were treated as contingent payment debt instruments, a holder subject to U.S. federal income taxation generally could be required to accrue ordinary income at a rate in excess of the stated interest rate on such notes and to treat as ordinary income (rather than capital gain) any gain recognized on a sale or other taxable disposition of such notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

Stated Interest. It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is less than a statutorily defined “de minimis” amount of original issue discount for U.S. federal income tax purposes. In such case, stated interest on a note will generally be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received in accordance with the U.S. holder’s regular method of tax accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes. Upon a sale, exchange, retirement, redemption or other taxable disposition of the notes, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. holder’s adjusted tax basis in such notes. The amount realized will include the amount of any cash and the fair market value of any property received for the notes (other than any amount attributable to accrued but unpaid stated interest, which will be taxable as ordinary income (as described above under “—Stated Interest”) to the extent not previously included in income). A U.S. holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. holder decreased by any payments previously received on the note other than stated interest. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the note is more than one year at the time of disposition. For non-corporate U.S. holders, net long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Interest. Subject to the discussion below concerning backup withholding and FATCA (as defined below under “—Additional Withholding Requirements”), all payments of interest on the notes made to a non-U.S. holder will be exempt from U.S. federal income and withholding tax; provided that: (i) such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us, (iii) such non-U.S. holder is not a bank receiving certain types of interest, (iv) such non-U.S. holder (A) certifies, under penalties of perjury, to the applicable withholding agent on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or (B) holds the notes through certain foreign intermediaries or foreign partnerships and certain certification requirements are met and (v) such payments are not effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder cannot satisfy the requirements described above, amounts treated as payments of interest that are not effectively connected with a United States trade or business generally will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes. Subject to the discussion below concerning backup withholding and FATCA (as defined below under “—Additional Withholding Requirements”) and except with respect to accrued but unpaid interest, which generally will be taxable as described above under “—Interest,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (or, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case such gain will be taxed as described below, or (ii) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange, retirement, redemption or other taxable disposition, and certain other conditions are met, in which case such non-U.S. holder will be subject to a flat 30% (or, if applicable, a lower treaty rate) tax on the gain derived from such disposition, which may be offset by certain U.S. source capital losses.

Income Effectively Connected with a U.S. Trade or Business. If a non-U.S. holder of the notes is engaged in a trade or business in the United States, and if interest on the notes or gain recognized on the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes is effectively connected with the conduct of such trade or business, the non-U.S. holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the non-U.S. holder were a U.S. holder, unless an applicable tax treaty provides otherwise. In addition, if such a non-U.S. holder is a foreign corporation, the non-U.S. holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments. Payments of interest that are effectively connected with a U.S. trade or business generally will not be subject to withholding tax provided that the non-U.S. holder claims an applicable exemption from withholding (provided further that special rules may apply in the case of effectively connected income of a non-U.S. holder eligible for treaty benefits that is not attributable to a permanent establishment). To claim exemption from withholding, the non-U.S. holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or other applicable form).

Information Reporting and Backup Withholding

U.S. Holders. Payments of interest on, or the proceeds of the sale, exchange or other taxable disposition (including a retirement or redemption) of, a note are generally subject to information reporting unless the U.S. holder is an exempt recipient (such as a corporation) and, when required, demonstrates this fact. Such payments may also be subject to U.S. federal backup withholding if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Information reporting generally will apply to payments of interest (and any amounts withheld) and, depending on the circumstances, may apply to payments of the proceeds of a sale or other disposition (including a retirement or redemption) of a note. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. A non-U.S. holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding with respect to a payment of interest on, or the proceeds of a sale, exchange or other disposition (including a retirement or redemption) of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to interest income paid on the notes to (1) a “foreign financial institution” (as defined under the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA, or (b) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (2) a “non-financial foreign entity” (as defined under the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA, or (b) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the notes on or after January 1, 2019, proposed U.S. Treasury regulations that may generally be relied upon pending finalization eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of the notes.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom BofA Securities, Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Scotia Capital (USA) Inc. are acting as representatives, have severally and not jointly agreed to purchase, and we have agreed to sell to them, severally and not jointly, the principal amount of notes set forth opposite the underwriter’s name below:

Underwriters	Principal Amount of Notes
BofA Securities, Inc.	$
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Scotia Capital (USA) Inc.

Total	$

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively.

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and the satisfaction of certain other customary conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not to exceed    % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed    % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concession. Sales of securities made outside of the United States may be made by affiliates of the underwriters.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

	Per Note		Total
% Notes due 20		%	$

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment and syndicate covering transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. The representatives will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in short covering transactions. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter-market or otherwise. If underwriters commence any of these transactions, they may discontinue them at any time.

The estimated offering expenses payable by us, including those in connection with printing, advisory services and other miscellaneous items, exclusive of the underwriting discount, are approximately $    .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters and/or their affiliates are lenders and/or agents under our revolving credit facility and may hold some of our outstanding notes. As a result, to the extent we use any of the net proceeds from this offering to repay outstanding amounts thereunder, certain of the underwriters and/or their affiliates may receive a portion of the net proceeds from this offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. Certain of the underwriters and/or their affiliates have lending relationships with us and may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments, for which they received or will receive customary fees and expenses.

We expect that the notes will be delivered against payment therefor on or about     , 2026, which will be the   business day following the date of pricing of the notes (this settlement cycle being referred to as “T+   ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is one business day before delivery of the notes hereunder will be required, by virtue of the fact that the notes will initially settle in T+   , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their own advisors.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”); and an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is neither (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exemption under the POATRs and the FSMA from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the POATRs or the FSMA.

In the United Kingdom, this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is for distribution only to, and is only directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the

Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), or (ii) who are high net worth companies (or other persons to whom it may lawfully be communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons in (i) and (ii) above together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to the public or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been or will be lodged with the Australian Securities and Investments Commission or any other governmental agency in relation to the offering. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or this offering do not constitute a prospectus, product disclosure statement or other disclosure document as defined in the Corporations Act 2001 (Cth) (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the

Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “Securities and Futures Ordinance”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The notes, and any interest therein, may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification: solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Korea

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering should be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell the notes in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering to acquire the notes under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea in any way pursuant to the FSCMA, and the notes may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the notes may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold notes complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold notes.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, are not being, and will not be publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes being offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP and Tarrant Sibley, Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company. As of March 5, 2026, Mr. Sibley beneficially owned less than 1% of the outstanding shares of our common stock. Weil, Gotshal & Manges LLP, New York, New York, is advising the underwriters in connection with this offering of notes.

EXPERTS

The consolidated financial statements of Hasbro, Inc. and its subsidiaries as of December 28, 2025 and December 29, 2024, and for each of the years in the three-year period ended December 28, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2025, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov. We also make available free of charge on our website at https://hasbro.gcs-web.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as well as proxy materials we file with the SEC pursuant to Section 14 of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus supplement, other than documents filed with the SEC that we incorporate by reference herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering of notes. Any statement in a document incorporated by reference is an important part of this prospectus supplement. We do not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such current reports.

•	Our Annual Report on Form 10-K as of and for the fiscal year ended December 28, 2025;

•

The information in our Definitive Proxy Statement on Schedule 14A filed on April 4, 2025 specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 29, 2024; and

•	Our Current Reports on Form 8-K filed on January 22, 2026 and February 20, 2026.

Any statement contained in a document all or a portion of which is incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus supplement, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus supplement.

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus supplement by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, Rhode Island 02861-1059

Attention: Investor Relations

(401) 431-8697

PROSPECTUS

Hasbro, Inc.

Debt Securities

We may offer and sell debt securities from time to time in one or more offerings. This prospectus describes the general terms of these debt securities and the general manner in which we may offer these debt securities. We will provide the specific terms of these debt securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these debt securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before you invest.

We may offer these debt securities in amounts, at prices and on terms determined at the time of offering. The debt securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to purchasers or through a combination of such methods. See “Plan of Distribution” on page 12. If any underwriters, dealers or agents are involved in the sale of any of the debt securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” on page 1 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering, including the specific amounts, prices and terms of the debt securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 1 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus authorized by us. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the debt securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such debt securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “Hasbro,” the “Company,” “we,” “our” and “us” refer, collectively, to Hasbro, Inc., a Rhode Island corporation, and its subsidiaries. Capitalized names of brands and products are service marks, trademarks or trade names of Hasbro or other persons.

RISK FACTORS

Before you invest in the debt securities offered pursuant to this prospectus, you should be aware of various risks, including but not limited to those discussed in the section of any accompanying prospectus supplement entitled “Risk Factors,” as well as those discussed in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated into this prospectus by reference and may be updated and modified periodically in our reports filed with the SEC and incorporated into this prospectus by reference. See “Where You Can Find More Information” and “Incorporation by Reference” for more information on these reports. You should carefully consider these risk factors together with all other information in this prospectus and any accompanying prospectus supplement before you decide to invest in our debt securities. The risks and uncertainties described in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. If any of the risks facing us actually occurs, our business, results of operations and cash flows could suffer. In that case, the trading price of our securities could decline, and you could lose all or a part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We also make available free of charge on our corporate website at http://hasbro.gcs-web.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed pursuant to Section 13(a) of the Exchange Act as well as proxy materials we file with the SEC pursuant to Section 14 of the Exchange Act, as soon as reasonably practicable after we electronically file such material with the SEC. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we incorporate by reference herein.

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference in this prospectus is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the SEC that is incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document that is incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the SEC that is incorporated by reference herein modifies or supersedes that statement.

This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K as of and for the fiscal year ended December 31, 2023;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024; and

•	our Current Reports on Form 8-K filed on March 25, 2024 and April 17, 2024.

We also are incorporating by reference all future documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering of the securities made hereby (other than information in and exhibits to such documents that are deemed not to be “filed” with the SEC under the Exchange Act).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, Rhode Island 02861

Attention: Investor Relations

(401) 431-8697

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” may relate to matters such as: our business and marketing strategies; anticipated financial performance or business prospects in future periods; relationships with business partners, customers and suppliers; purchasing patterns of our customers and consumers; expected technological and product developments; the expected timing for scheduled new product introductions or our expectations concerning the future acceptance of products by customers; expected benefits and plans relating to acquired brands, properties and businesses; the development and timing of planned digital gaming products, consumer products and entertainment releases; adapting to changes in the methods of product and content distribution; marketing and promotional efforts; research and development activities; management of supply and inventory; expectations related to our manufacturing; impact of public health conditions; adequacy of our properties; expected benefits and cost-savings resulting from the Company’s Operational Excellence Program; expected benefits and cost-savings from certain restructuring actions and divestiture of non-core businesses or assets; capital expenditures; working capital; liquidity; timing of and amount of repayment of indebtedness; capital allocation strategy, including plans for dividends and share repurchases; and other financial, tax, accounting and similar matters. Forward-looking statements are inherently subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “looking forward,” “may,” “planned,” “potential,” “should,” “will” and “would” or any variations of words with similar meanings.

We note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed or anticipated herein, in any accompanying prospectus supplement or in any document incorporated by reference herein or therein. These forward-looking statements should, therefore, be considered in light of various important factors, including those factors described in more detail in the section entitled “Risk Factors” in this prospectus or any accompanying prospectus supplement, as well as such section included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated into this prospectus by reference and may be updated and modified periodically in our reports filed with the SEC and incorporated into this prospectus by reference. See “Where You Can Find More Information” and “Incorporation by Reference” for more information on these reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

HASBRO, INC.

Hasbro, Inc. is a game, toy and intellectual property company whose mission is to entertain and connect generations of fans through exhilaration of play and the wonder of storytelling. We are Creating Magic Through Play by delivering engaging brand experiences for global audiences across gaming, consumer products and entertainment, with a portfolio of iconic brands including MAGIC: THE GATHERING, Hasbro Gaming, PLAY-DOH, NERF, TRANSFORMERS, DUNGEONS & DRAGONS, and PEPPA PIG, as well as premier partner brands.

Hasbro is guided by our purpose to create joy and community for all people around the world, one game, one toy, one story at a time. For the past decade, we have been consistently recognized for our corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media.

Our principal executive offices are located at 1027 Newport Avenue, Pawtucket, Rhode Island 02861 and our telephone number is (401) 431-8697.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any debt securities offered pursuant to this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, repurchases of our common stock, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities that may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as “debt securities.” The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to a particular series of debt securities in the prospectus supplement relating to that series and any applicable free writing prospectus that we authorize to be delivered. When we refer to the “Company,” “we,” “our,” and “us” in this section, we mean Hasbro, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series, under an indenture, dated as of March 15, 2000 (as supplemented and amended, the “senior indenture”), between us and The Bank of New York Mellon Trust Company, N.A. (the “senior trustee”), as successor trustee to The Bank of Nova Scotia Trust Company of New York. U.S. Bank Trust Company, National Association has in the past, and may in the future, serve as the series trustee with respect to one or more series of senior debt securities issued under the senior indenture. We may issue subordinated debt securities from time to time, in one or more series, under a subordinated indenture (the “subordinated indenture”) to be entered into between us and a subordinated trustee to be named in a prospectus supplement (the “subordinated trustee”). The senior indenture and the form of the subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the “indentures” and, together, the senior trustee and the subordinated trustee are referred to as the “trustees.” This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures for additional information.

The indentures will not limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The senior debt securities will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

The subordinated debt securities will be our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.”

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. Under the indentures, the specific terms of a particular series of debt securities will include the following, among other things:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities and, with respect to debt securities issued under the subordinated indenture, the terms on which they are subordinated;

•	any limit on the aggregate principal amount that may be issued;

•	the date or dates on which the debt securities will mature, or the method by which such date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, or the method by which such rate or rates will be determined;

•	the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates, if any, and any related record dates;

•	any mandatory or optional sinking fund or similar provisions;

•

if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•

any provisions relating to the date after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or of the holder thereof and certain terms and conditions of such optional or mandatory redemption;

•	any conversion features of the debt securities, including the initial conversion price or conversion rate or other conversion provisions;

•	the place or places where payments, if any, will be made on the debt securities and the place or places where debt securities may be presented for transfer;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any debt securities to be issued in registered form will be issuable;

•	whether the debt securities are issuable as registered securities, bearer securities or both, and the terms upon which bearer securities may be exchanged for registered securities;

•	special provisions relating to the issuance of any bearer securities of any series;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	the currency in which payments may be payable;

•	whether and upon what terms the debt securities may be defeased or discharged;

•	any events of default applicable to the debt securities;

•	any covenants applicable to the debt securities;

•	the form of debt securities and coupons, if any; and

•	any other terms of the debt securities.

We will have the ability under the indentures to “reopen” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the indentures may not protect holders of the debt securities in the event of a highly leveraged or other transaction involving us or our subsidiaries that may adversely affect the holders of the debt securities.

Debt securities may be issued under the indentures as original issue discount securities. An original issue discount security is a security, including any zero-coupon security, which:

•	is issued at a price lower than the amount payable upon its stated maturity, and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

If a series of debt securities is issued as original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be discussed in the applicable prospectus supplement.

Form, Exchange and Transfer

The debt securities will be issuable as registered securities, as bearer securities or both. Ownership and transfer of debt securities which are issued as bearer securities will be based upon possession or delivery of the actual certificate; that is, the owner of a debt security issued as a bearer security will presumptively be the “bearer” of the security. By contrast, the ownership or transfer of debt securities issued as registered securities will be listed in the security register described in the indenture. If the debt securities are issued in bearer form, any restrictions and considerations, including offering restrictions and U.S. federal income tax considerations applicable to these debt securities, and to payment on and transfer and exchange of, these debt securities, will be described in the applicable prospectus supplement.

The indentures provide that debt securities may be issuable in global form which will be deposited with, or on behalf of, a depositary, identified in an applicable prospectus supplement. If debt securities are issued in global form, one certificate will represent a large number of outstanding debt securities which may be held by separate persons, rather than each debt security being represented by a separate certificate.

If the purchase price, or the principal of, or any premium or interest on any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000 and whole multiples of $5,000.

Debt securities may be presented for exchange, and registered securities other than book-entry securities, may be presented for registration of transfer with the applicable form of transfer duly executed, at the office of any transfer agent or at the office of the Security Registrar, as defined in the indentures, without service charge and upon payments of any taxes and other governmental charges as described in the indentures. This registration of transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer securities will be transferable by delivery.

A debt security in global form may not be transferred except as a whole by or between the depositary for the debt security and any of its nominees or successors. If any debt security of a series is issuable in global form, the applicable prospectus supplement will describe:

•

any circumstances under which beneficial owners of interests in that global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination;

•	the manner of payment of principal, premium and interest, if any, on that global debt security; and

•	the specific terms of the depositary arrangement with respect to that global debt security.

Payment and Paying Agents

Unless otherwise specified in an applicable prospectus supplement, we will pay principal, any premium and interest on registered securities at the office of the paying agents we have designated, except that we may pay interest by check mailed to, or wire transfer to the account of, the holder. Unless otherwise specified in any applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the record date for this interest payment.

We will pay principal, any premium and interest on bearer securities in the currency and in the manner specified in the applicable prospectus supplement, subject to any applicable laws and regulations, at the paying agencies outside the United States we have designated. The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the applicable prospectus supplement.

In addition:

•	if debt securities of a series are issuable as registered securities, we will be required to maintain at least one paying agent in each place of payment for the series;

•

if debt securities of a series are issuable as bearer securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of the series and any coupons appertaining thereto may be presented and surrendered for payment; and

•

if the debt securities of a series are listed on any stock exchange located outside the United States and any such stock exchange requires us to maintain a paying agent in a city located outside the United States, we will comply with these requirements.

Certain Terms of the Senior Debt Securities

Waiver, Modifications and Amendment

The holders of a majority of the principal amount of the outstanding senior debt securities of any particular series may waive past defaults with respect to that particular series, except for:

•	defaults on any required payments; or

•	defaults relating to any covenants of the senior indenture that cannot be changed without the consent of each holder of a debt security affected by the change.

The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series affected, voting as a single class and not by individual series, may waive our compliance with some of the restrictive provisions of the indenture.

We and the senior trustee may amend the senior indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities outstanding thereunder. In addition, the rights of holders of a series of senior debt securities may be changed by us and the senior trustee with the written consent of the holders of a majority of the principal amount of the outstanding senior debt securities of each series that is affected, voting as a single class and not by individual series. However, the following changes may only be made with the consent of each affected holder:

•	changing the stated maturity of principal or of any installment of principal or interest;

•	reducing the principal amount or any premium;

•	reducing the rate of interest;

•	reducing any premium payable upon redemption;

•	reducing the principal amount of an original issue discount security due and payable upon an acceleration of maturity;

•	subject to certain exceptions, changing the currency of payment of, or deleting any country from places of payment on, the senior debt securities;

•	impairing the right to sue for any payment on a senior debt security;

•	changing the Company’s obligation to maintain a paying office or agency;

•

making any change that adversely affects a holder’s rights to convert a convertible senior debt security, decreasing the conversion rate on a convertible senior debt security or increasing the conversion price on a convertible senior debt security; or

•

modifying any of the requirements set forth in this “Waiver, Modifications and Amendment” section, except increasing the percentage of principal amount of senior debt securities, the holders of which are required to consent to any waiver or amendment.

For purposes of computing the required consents referred to above, and for all other purposes under the indenture, the aggregate principal amount of any outstanding senior debt securities not payable in U.S. dollars is the amount of U.S. dollars that could be obtained for this principal amount based on the spot rate of exchange for the applicable foreign currency or currency unit as determined by us or by an authorized exchange rate agent.

Satisfaction and Discharge

The senior indenture will cease to be of further effect with respect to a series of senior debt securities upon compliance with certain conditions, including if either (a) we have delivered to the senior trustee for cancellation all senior debt securities of such series (with certain limited exceptions) or (b) all senior debt securities of such series not theretofore delivered to the senior trustee for cancellation have become due and payable, or are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the senior trustee, in trust for such purpose, the entire amount sufficient to pay the principal, interest and premium, if any, on the notes to the maturity date or redemption date, as the case may be.

Defeasance

To the extent specified in the applicable prospectus supplement, we will have a “legal defeasance” option (pursuant to which, with respect to a particular series of senior debt securities, we are discharged from any and all obligations with respect to such senior debt securities) and a “covenant defeasance” option (pursuant to which, with respect to a particular series of senior debt securities, we are released from our obligations with respect to such senior debt securities under certain specified covenants contained in the senior indenture). If we exercise our legal defeasance option with respect to a series of senior debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of senior debt securities, payment of such senior debt securities may not be accelerated because of an event of default related to the specified covenants.

Governing Law

The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the senior trustee under the senior indenture. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon Trust Company, N.A. or its affiliates in the ordinary course of business.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in an applicable prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities, except the subordinated indenture and subordinated debt securities will not include a limitation on Secured Debt or a limitation on Sale and Leaseback Transactions.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities, except under limited circumstances set forth in the subordinated indenture. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated indenture.

PLAN OF DISTRIBUTION

We may offer and sell the debt securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions; or

•	through a combination of any of these methods of sale.

Each prospectus supplement will describe the method of distribution of the debt securities and any applicable restrictions. The prospectus supplement for each series of debt securities will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any underwriters and the respective amounts underwritten;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the debt securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these debt securities will be subject to certain conditions and the underwriters will be obligated to purchase all of these debt securities if any are purchased. The debt securities subject to the underwriting agreement will be acquired by the underwriters for their own account. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these debt securities for whom they may act as agent. Underwriters may sell these debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In order to facilitate the offering of the debt securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities, and syndicate short positions involve the sale by underwriters of a greater number of debt securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the debt securities sold in the offering for their account may be reclaimed by the syndicate if the debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

We may also sell any of the debt securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these debt securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a reasonable best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

We may sell any of the debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable securities.

We may indemnify underwriters, dealers or agents who participate in the distribution of the debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make. Underwriters, dealers or agents may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses. This includes commercial banking and investment banking transactions.

The debt securities registered hereby may be a new issue of debt securities with no established trading market. Any underwriters or agents to or through which debt securities are sold by us may make a market in these debt securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of or trading market for any debt securities sold by us.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, certain legal matters with respect to the validity of the debt securities will be passed upon by Cravath, Swaine & Moore LLP and Tarrant Sibley, Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company. As of May 6, 2024, Mr. Sibley beneficially owned less than 1% of the outstanding shares of our common stock. If the debt securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements and schedule II of Hasbro, Inc. and its subsidiaries as of December 31, 2023 and December 25, 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

Hasbro, Inc.

   % Notes due 20

PRELIMINARY

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

J.P. Morgan

Citigroup

Scotiabank

   , 2026